Exhibit 99.1

Resources Connection, Inc. Reports Second Quarter Results for Fiscal 2015

  Quarterly revenue of $151.5 million is highest 13-week total since third quarter of fiscal 2009
  Company’s revenue up 5.6% sequentially and 3.8% quarter-over-quarter
  Company’s earnings per share improves to $0.21 (including $0.01 impact of severance charges), up from $0.18 in prior year second quarter
  Company’s Adjusted EBITDA* improves 9.4% to $17.4 million (11.5% of revenue) from $15.9 million (10.9% of revenue) in prior year second quarter
  Company returns $10.6 million in capital to shareholders in dividends and stock buy-backs

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--January 7, 2015--Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal second quarter ended November 29, 2014. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the second quarter of fiscal 2015, which included the Thanksgiving holiday, was $151.5 million, increasing 3.8% (4.9% on a constant dollar basis) compared to the prior year’s second quarter and up 5.6% (6.7% on a constant dollar basis) sequentially. The Thanksgiving holiday fell in the third quarter of the prior fiscal year. The Company estimates the holiday reduced revenue in North America approximately $4.0 million in the second quarter of fiscal 2015; on a pro forma basis, current quarter revenue would have increased 6.5% compared to the prior year second quarter. Revenue in the U.S. increased 8.2% quarter-over-quarter and 5.5% sequentially. International revenue improved 6.2% sequentially while decreasing 11.5% quarter-over-quarter (11.6% sequential increase and 6.6% quarter-over-quarter decrease on a constant dollar basis).

The Company’s net income increased 12.7% in the second quarter of fiscal 2015 to $8.0 million, or $0.21 per diluted share, compared to net income for the second quarter of fiscal 2014 of $7.1 million, or $0.18 per diluted share. Net income in the second quarter of fiscal 2015 includes severance and related charges for European personnel reductions totaling $500,000 or $0.01 per diluted share.

“We are pleased with the second quarter improvements in revenues, earnings and Adjusted EBITDA, some of our most important financial metrics,” said Tony Cherbak, president and chief executive officer of RGP. “These achievements reflect our ability to leverage our operating results as revenue increases.”

Gross margin was consistent sequentially at 39.2% in the second quarter of fiscal 2015 and down 10 basis points quarter-over-quarter. Selling, general and administrative expenses for the second quarter of fiscal 2015 were $43.6 million (28.8% of revenue) compared to the prior year second quarter amount of $43.1 million (29.5% of revenue) and $44.3 million in the preceding quarter of fiscal 2015 (30.9% of revenue). The second quarter of fiscal 2015 includes $500,000 related to European severance charges compared to $700,000 in the first quarter of fiscal 2015.

Cash provided by operations and Adjusted EBITDA were $14.3 million and $17.4 million (11.5% of revenue), respectively, for the second quarter of fiscal 2015 compared to cash provided by operations and Adjusted EBITDA of $3.1 million and $15.9 million (10.9% of revenue), respectively, for the second quarter of fiscal 2014.

“We believe that this quarter reflects an improving economy and the value our consultants bring to our clients on a daily basis,” said Don Murray, executive chairman of RGP. “With revenue growth and our consistently strong balance sheet, we can continue to improve our operating leverage, invest in our people and service lines and at the same time, continue our stock repurchase and dividend programs which returned $10.6 million in capital to our shareholders this quarter.”

The Company’s revenue for the six months ended November 29, 2014 was $294.9 million compared to $277.7 million for the six months ended November 23, 2013. The Company’s net income for the six months ended November 29, 2014 was $13.4 million, or $0.35 per diluted share, including $0.03 per diluted share related to European severance charges. This compares to net income in the six months ended November 23, 2013 of $10.7 million, or $0.27 per diluted share.

During the second quarter of fiscal 2015, the Company repurchased 523,000 shares of common stock for $7.6 million. As of January 7, 2015, the Company has approximately $29.7 million remaining under its board authorized stock buyback program. On December 18, 2014, the Company paid a quarterly dividend totaling $3.0 million ($0.08 per share) to shareholders. As of November 29, 2014, the Company’s cash, cash equivalents and short-term investments were $103.3 million compared to $114.3 million at fiscal year-end May 31, 2014.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,300 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m., ET today, January 7, 2015. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 14, 2015 at 855-859-2056. The conference ID number for the replay is 48888612. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include expectations about our results of operations, our ability to improve our operating leverage and our ability to continue our stock repurchase and dividend programs. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 29,	November 23,	November 29,	November 23,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$151,496	$145,969	$294,943	$277,673
Direct costs of services	92,061	88,564	179,283	170,558
Gross margin	59,435	57,405	115,660	107,115
Selling, general and administrative expenses (1)	43,576	43,121	87,855	84,733
Operating income before amortization
and depreciation (1)	15,859	14,284	27,805	22,382
Amortization of intangible assets	402	421	826	838
Depreciation expense	849	909	1,703	1,870
Operating income (1)	14,608	12,954	25,276	19,674
Interest income	(39)	(43)	(77)	(82)
Income before provision for income taxes (1)	14,647	12,997	25,353	19,756
Provision for income taxes (2)	6,631	5,902	11,942	9,008
Net income (1), (2)	$8,016	$7,095	$13,411	$10,748
Basic net income per share (1), (2)	$0.21	$0.18	$0.35	$0.27
Diluted net income per share (1), (2)	$0.21	$0.18	$0.35	$0.27
Basic shares	37,910	39,481	38,045	39,653
Diluted shares	38,278	39,555	38,306	39,700
Cash dividends declared per share	$0.08	$0.07	$0.16	$0.14

EXPLANATORY NOTES

(1) Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.6 million in each of the three months ended November 29, 2014 and November 23, 2013, and $3.1 million and $3.3 million for the six months ended November 29, 2014 and November 23, 2013, respectively.

(2) The Company's effective tax rate was approximately 45% in each of the three months ended November 29, 2014 and November 23, 2013, and approximately 47% and approximately 46% for the six months ended November 29, 2014 and November 23, 2013, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the three and six months ended November 23, 2013 benefited from the reversal of $300,000 and $650,000, respectively, of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Six Months Ended
	November 29, 2014	November 23, 2013	November 29, 2014	November 23, 2013
	(Unaudited)		(Unaudited)

Net income	$8,016	$7,095	$13,411	$10,748
Adjustments:
Amortization of intangible assets	402	421	826	838
Depreciation expense	849	909	1,703	1,870
Interest income	(39)	(43)	(77)	(82)
Provision for income taxes	6,631	5,902	11,942	9,008
EBITDA	15,859	14,284	27,805	22,382
Stock-based compensation expense	1,558	1,624	3,104	3,278
Adjusted EBITDA	$17,417	$15,908	$30,909	$25,660
Revenue	$151,496	$145,969	$294,943	$277,673
Adjusted EBITDA Margin	11.5%	10.9%	10.5%	9.2%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	November 29, 2014	May 31, 2014
	(Unaudited)

Cash, cash equivalents and short-term investments	$103,257	$114,277
Accounts receivable, less allowances	$97,403	$90,334
Total assets	$412,495	$420,078
Current liabilities	$62,798	$67,175
Total stockholders’ equity	$343,225	$345,761
Consultant headcount, end of period	2,631	2,401
Shares outstanding, end of period	37,642	38,158

	Six Months Ended
	November 29, 2014	November 23, 2013
	(Unaudited)

Cash flow from operating activities	$5,664	$8,421
Cash flow from investing activities	$2,994	$(10,632)
Cash flow from financing activities	$(14,370)	$(14,392)

CONTACT:
for Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com